Chanticleer Holdings Announces Completion of Rights Offering for Gross Proceeds of $6.1M

CHARLOTTE, N.C., July 2, 2019 (GLOBE NEWSWIRE) -- Chanticleer Holdings, Inc. (NASDAQ:BURG) (“Chanticleer” or the “Company”), owner, operator, and franchisor of multiple nationally recognized restaurant brands today announced that it has closed its previously announced Rights Offering, which expired at 4:00 p.m. EST on June 28, 2019.

Chanticleer received subscriptions for an aggregate of 6,084,853 shares of common stock through the exercise by its record holders of basic and over subscription rights at a price of $1.00 per share. Gross proceeds to Chanticleer of approximately $6,084,853.00 include $3,075,000.00 subscribed through the reduction of outstanding debt obligations.

Chanticleer intends to use the net proceeds of the Rights Offering for general corporate purposes and is in discussions with the target to restructure the acquisition proposal.

After the Rights Offering, Chanticleer will have an aggregate of 10,023,876 shares of common stock issued and outstanding. Investors who participated in the Rights Offering should expect to see shares in their account within the next three business days. The shares are being distributed through the Company’s transfer agent or through the clearing systems of The Depository Trust Company.

The rights offering was made pursuant to Chanticleer’s effective registration statement on Form S-1 (Reg. No. 333-230857) on file with the U.S. Securities and Exchange Commission (the “SEC”) and accompanying prospectus filed with the SEC on June 12, 2019.

About Chanticleer Holdings, Inc.

Headquartered in Charlotte, NC, Chanticleer Holdings owns, operates, and franchises fast, casual, and full-service restaurant brands, including American Burger Company, BGR – Burgers Grilled Right, Little Big Burger, Just Fresh, and Hooters. For more information, please visit: www.chanticleerholdings.com.

Forward-Looking Statements:

Some portions of this press release, particularly those describing Chanticleer's goals and strategies, contain 'forward-looking statements.' These forward-looking statements can generally be identified as such because the context of the statement will include words, such as 'expects,' 'should,' 'believes,' 'anticipates' or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Chanticleer is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include conditions and servicing of current debt obligations, maintaining and protecting brand recognition, the need for significant capital, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Chanticleer, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Chanticleer that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K, Form 10-Q and Form S-1, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Chanticleer undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:

Investor Relations
Jason Assad
678-570-6791
Ja@chanticleerholdings.com